Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Vice President and Chief Financial Officer

Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. AGREES TO $191 MILLION PURCHASE OF NATURAL GAS MIDSTREAM BUSINESS

RADNOR, PA (Business Wire) November 23, 2004 - Penn Virginia Resource Partners, L.P. (NYSE: PVR) ("Penn Virginia", "PVR" or the "Partnership") announced today that it has signed a definitive purchase agreement to acquire a natural gas gathering and processing business with assets in Oklahoma and Texas from Cantera Resources Holdings LLC ("Cantera"), a portfolio company of Morgan Stanley Capital Partners, for $191 million in cash. Penn Virginia anticipates the acquisition will close in the first quarter of 2005, subject to customary closing conditions including regulatory approvals. This transaction will diversify PVR by adding natural gas midstream operations to the Partnership's existing coal and land management business, and is expected to generate approximately $25 to $28 million of incremental cash flow from operations during the first 12 months following closing.

The Partnership has received a firmly underwritten financing commitment for a combination of debt facilities to facilitate closing the acquisition. Upon closing, PVR anticipates using a combination of its existing credit facility and new equity capital to permanently finance this acquisition. The Partnership expects to maintain its investment grade rating with Dominion Bond Rating Service.

With the closing of the acquisition, the Partnership will own and operate a significant set of midstream assets that include approximately 3,400 miles of gas gathering pipelines that supply three natural gas processing facilities, which have 160 million cubic feet per day (MMcfd) of total capacity. The assets derive revenues primarily from the sharing of sales proceeds of natural gas and natural gas liquids under contracts with natural gas producers and from fees charged for gathering and treating of natural gas volumes and other related services. The assets are located in four geographic regions:

  The Oklahoma and Texas Panhandles - 1,160 miles of gas gathering pipelines that deliver gas to the 100 MMcfd Beaver processing facility
  North Central Oklahoma - 1,670 miles of low pressure gathering pipelines that deliver gas to the 40 MMcfd Crescent gas plant;
  North Central Texas - 515 miles of gathering pipelines that deliver gas to the 20 MMcfd Hamlin gas plant; and;
  The Arkoma Basin - 78 miles of gathering pipelines that deliver gas to various market pipelines.

The assets in total are currently gathering volumes in excess of 135 MMcfd, and the gas plants are processing an estimated 120 MMcfd and producing approximately 9,300 barrels per day of natural gas liquids. Most of Cantera's operating, commercial and support personnel are expected to remain with Penn Virginia after closing.

A. James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P. said, "This transaction is an important strategic development for the Partnership, providing an entry into the natural gas midstream business and establishing a platform for future growth. The acquisition is expected to be immediately accretive to our unitholders in terms of net income and distributable cash flow. Based on expected cash flow accretion, we anticipate increasing quarterly distributions to unitholders upon closing this transaction.

"Cantera's experienced operating and commercial staff will be integrated into PVR's midstream management team. Our future plans include expanding the Partnership's natural gas midstream business around the Cantera assets and seeking additional growth opportunities.

"We believe the Cantera acquisition increases PVR's long term stability and will facilitate future growth in both the coal land management and midstream oil and gas business segments."

Conference Call

A conference call and webcast, at which management will discuss the acquisition, is scheduled for Tuesday, November 30, 2004 at 11:00 a.m. EST. The dial-in number for the conference call is 1-877-407-9205 A supporting slide presentation to be discussed during the conference call, along with the ability to participate via Internet webcast, can be found at PVR's website, www.pvresource.com. A telephone replay of the conference call will be available until December 1, 2004 at 11:59 p.m. EST by dialing 1-877-660-6853, replay passcodes: account number 1628 and conference number 125827. An on-demand replay of the call will also be available at PVR's website for 14 days beginning shortly after the call.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. With the acquisition of Cantera, PVR will also become active in the natural gas gathering and processing sector of the energy industry. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership's website at www.pvresource.com .

The Morgan Stanley Capital Partners private equity funds, a part of Morgan Stanley Private Equity, are now being managed by Metalmark Capital LLC. In September 2004, Morgan Stanley completed an agreement with Metalmark Capital LLC, an independent private equity firm established by the former principals of Morgan Stanley Capital Partners to manage the existing Morgan Stanley Capital Partners funds on a sub advisory basis. In addition, Metalmark Capital LLC will independently make new private equity investments in a broad range of industries, including its focus sectors of industrials, healthcare, consumer products and energy.

Forward-looking statements: Penn Virginia Resource Partners, L.P. is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Partnership. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: whether or not the transaction described in the forgoing news release will be consummated; whether or not such transaction will be cash flow accretive; integrating and managing the newly acquired midstream business with the Partnership's existing coal land management business; competition from other providers of natural gas gathering and processing services; potential equipment malfunction and repair delays; the legislative or regulatory environment; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts.

Additional information concerning these and other factors can be found in PVR's press releases and public periodic filings with the Securities and Exchange Commission, including PVR's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 11, 2004, and subsequently filed interim reports. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.